Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement  (Form S-4 No. 333-190895) and related Prospectus of Ingles Markets, Incorporated for the registration of $700,000,000 of 5.75% Senior Notes due 2023 and to the incorporation by reference therein of our report dated December 2, 2011, with respect to the consolidated financial statements and schedule of Ingles Markets, Incorporated as of September 24, 2011, and for each of the two years in the period ended September 24, 2011, included in its Annual Report (Form 10-K) for the year ended September 24, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

October 14, 2013